iSECUREtrac Announces Resignation of President & CEO

OMAHA, NE – (December 22, 2011) iSECUREtrac Corp (OTCBB: ISEC),  announced today that Peter A. Michel has resigned as the Company’s President and Chief Executive Officer effective December 19, 2011.  Mr. Michel also resigned as a director of the Company effective December 19, 2011.  Lincoln D. Zehr CPA, the Company’s Chief Financial Officer and Secretary will serve as the interim President and CEO effective December 20, 2011.

Mr. Michel has held the position of President and Chief Executive Officer since August of 2006.  Mr. Roger Kanne, the Chairman of the Company’s Board of Directors noted that “the Company underwent a significant transformation during Mr. Michel’s tenure and we are appreciative of his leadership since 2006.”

Mr. Zehr joined iSECUREtrac in 2008 and is a seasoned business professional with 25 years of experience in large international organizations and smaller start-up companies.  Prior to 2008, he held a variety of financial and management positions with MDS, Inc. a global life sciences company based in Toronto, Canada.  Mr. Zehr also worked with a variety of industries during his 9 years in public accounting with BKD, LLP in Lincoln, NE and he continues to hold an active Certified Public Accountant certificate from the State of Nebraska.  Since joining iSECUREtrac he has been the driving force behind the Company’s improving financial performance and the Company achieving positive cash flow in 2009.  In addition, he was largely responsible for the financial restructuring completed in June of this year which resulted in positive Stockholders’ Equity and a nearly $31M reduction in liabilities.

Mr. Kanne, further commented that “The Board of Directors is committed to the future of iSECUREtrac, its employees and its customers.  Lincoln is very familiar with this industry and our customers.  We are confident in the ability of Lincoln and the rest of our management team to lead the Company and look forward to a bright future for iSECUREtrac.”

 About iSECUREtrac

iSECUREtrac Corp provides electronic monitoring systems, client management software and supplemental services for use in community supervision. The company’s rich stream of reliable data concerning a client’s location, movement and status better enables effective compliance management and positive behavior modification. Visit www.isecuretrac.com for more information.

Company Contact:
Lincoln Zehr
Chief Financial Officer
lzehr@isecuretrac.com
(866) 537-0022